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                                                                      Exhibit 23

                        Consent of Independent Auditors

The Board of Directors
The Pyramid Life Insurance Company

We consent to the inclusion of our report dated March 31, 2000, with respect to the balance sheet of The Pyramid Life Insurance Company as of December 31, 1999, and the related statements of income, cash flows, stockholder's equity and comprehensive income, for the year ended December 31, 1999, which report appears in the Form 8-K/A of Ceres Group, Inc. dated October 6, 2000.


                                          /s/ KPMG LLP

Chicago, Illinois
October 6, 2000